Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A Common Stock, par value $0.0001 per share, of Altair Engineering Inc., and further agree that this Joint Filing Agreement be included as Exhibit 99.1 to such Schedule 13G. In evidence thereof, the undersigned hereby execute this agreement this 14th day of February, 2018.

JAMES RALPH SCAPA
/s/ Raoul Maitra
Name: Raoul Maitra Title: Attorney-in-fact for James Ralph Scapa
JAMES R. SCAPA DECLARATION OF TRUST DATED MARCH 5, 1987
/s/ Raoul Maitra
Name: Raoul Maitra Title: Attorney-in-fact for James R. Scapa Declaration of Trust dated March 5, 1987
JRS INVESTMENTS, LLC
/s/ Raoul Maitra
Name: Raoul Maitra Title: Attorney-in-fact for JRS Investments, LLC